Exhibit 10.19

TUBE CITY IMS, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective May 1, 2001, and Amended and Restated Effective as of January 1, 2008, or as of

such other date or dates as is expressly provided herein)

ARTICLE I - PURPOSE

The purpose of the Plan is to provide for supplemental retirement and related benefits for a select group of management and highly compensated employees of Tube City IMS, LLC (the “Company”) as part of an integrated compensation program which is intended to assist the Company in attracting, motivating and retaining employees of superior ability, industry and loyalty. The Plan, as herein set forth, is a restatement of the Executive Deferred Compensation Plan which was originally adopted effective as of May 1, 2001, and which is intended to govern the terms of the deferred compensation obligations of the Company that are attributable to participation in the Plan prior to its restatement herein. In addition, the Plan is intended to constitute the governing document with respect to deferred compensation benefits provided for under the terms of the Tube City IMS Corporation Supplemental Executive Retirement Plan, as amended and restated (which plan was formerly known as the EnviroSource, Inc. Supplemental Executive Retirement Plan, and is referred to herein as the “SERP”), and which is treated for purposes of the Plan as having been merged with and into the Plan.

ARTICLE II - DEFINITIONS

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

2.1 “Base Compensation” shall mean a Participant’s base salary.

2.2 “Bonus Compensation” shall mean the portion of a Participant’s compensation payable as an annual cash bonus, as determined by the Committee.

2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4 “Committee” shall mean the Sole Member or such person or persons as the Sole Member shall from time to time designate to act as the Committee with respect to the Plan.

2.5 “Company” shall mean Tube City IMS, LLC, a Delaware limited liability company.

2.6 “Compensation” shall mean the Participant’s Base Compensation and Bonus Compensation from the Company, and shall exclude all other types of compensation, including, but not limited to severance pay and contributions to the Company’s tax qualified retirement plans.

2.7 “Designated Beneficiary” shall mean the beneficiary designated by a Participant to receive any benefits payable under the Plan upon his or her death. In the absence of a beneficiary designation, the Participant’s “Designated Beneficiary” shall be his or her spouse and if none, his or her estate.

2.8 “Effective Date” shall mean January 1, 2001.

2.9 “Gain or Loss Adjustment” shall mean the adjustment to such Participant’s Plan Deferral Account in accordance with the provisions of Article VII.

2.10 “Grandfathered Benefits” shall mean any benefits payable under the terms of the Plan that are not subject to Code Section 409A.

2.11 “Grandfathered SERP Benefits” shall mean those Grandfathered Benefits accrued under the terms of the SERP or any predecessor plan to the SERP.

2.12 “Participant” shall mean each employee of the Company who is eligible to participate in the Plan in accordance with Article III.

2.13 “Permissible Investments” are, for purposes of determining the Gain or Loss Adjustments applicable to Plan Deferral Accounts described in Item 1 of the Schedule of Participation, those investment options made available for investment choices by Participants. Under the rules established by the Committee, a limited number of investment options may be made available for Participant investment choices; provided, however, that the Committee shall, at a minimum, make available at least four different investment options, each of which must be a mutual fund (i.e., an open end management investment company as defined in the Investment Company Act of 1940); and provided, further, that the Committee may adjust the investment return on any or all of the Permissible Investments to reflect the net return to the Company that would result from an actual investment in a fund corresponding to the Permissible Investment but held under the terms of an insurance contract or other arrangement as the Committee may deem appropriate for these purposes.

2.14 “Plan” shall mean the Tube City IMS, LLC Executive Deferred Compensation Plan.

2.15 “Plan Deferral Account” shall mean the amount credited for the benefit of a Participant under Article VII or as otherwise provided for under the Plan, as adjusted by such Participant’s Gain or Loss Adjustment with respect to such Participant’s Plan Deferral Account.

2.16 “Plan Year” shall mean the calendar year.

2.17 “Rabbi Trust” shall mean a grantor trust in which assets may be segregated for use by the Company to pay liabilities to a Participant in the Plan; provided, however, that any such trust shall be established and maintained in a manner that is consistent with the treatment of its assets as assets of the Company for federal income tax purposes and that such assets shall be held in the trust subject to the claims of the Company’s creditors in the event of Company’s bankruptcy or insolvency. In the event a Rabbi Trust is established under the Plan, such Rabbi Trust shall be in a form that is substantially consistent with the form of trust set forth in Revenue Procedure 92-64 (or any successor to such Revenue Procedure) as a model grantor trust for use with plans providing for non-qualified deferred compensation.

2.18 “Restatement Effective Date” shall mean January 1, 2008.

2.19 “Schedule of Participation” shall mean a schedule maintained by the Committee or otherwise recorded in the books and records of the Company, identifying the persons who are Participants in the Plan and establishing an amount or formulation by which amounts are to be credited to the Plan Deferral Accounts of Participants.

2.20 “SERP” shall mean the Tube City IMS Corporation Supplemental Executive Retirement Plan, as amended and restated, and any predecessor plan.

2.21 “Sole Member” shall mean Tube City IMS Corporation, the sole member of the Company.

2.22 “Valuation Date” shall mean the last day of each Plan Year, any other date or dates that are designated by the Committee as a Valuation Date, and, with respect to any Participant, the date of a payment under the Plan of all or any portion of such Participant’s Plan Deferral Account (or such other date as may be designated as the Valuation Date applicable to such payment).

ARTICLE III - PARTICIPATION

3.1 The employees of the Company who are eligible to participate in the Plan shall be those management and highly compensated executives designated by the Sole Member as eligible and who are identified as participants on the Schedule of Participation. As of the date of the Restatement Effective Date, Participant’s Plan Deferral Account Balances, including amounts credited or to be credited as of the Restatement Effective Date for 2007 are as recorded in the Schedule of Participation, or as otherwise recorded in the books and records of the Company.

3.2 With respect to the 2008 Plan Year, and subsequent Plan Years, the Participants identified below shall receive credits under the Plan, pursuant to the formula set forth below in this Section 3.2, following the names of the Participants:

J. David Aronson

I Michael Coslov

Joseph Curtin

Thomas E. Lippard

John P. Carroll

Leon Z. Heller

Raymond S. Kalouche

William R. Miller

Daniel E. Rosati

Each of the Participants identified in this Section 3.2 shall be entitled to receive a credit to his Plan Deferral Account for a Plan Year equal to six percent (6%) of Compensation in excess of the dollar limitation set forth in Code Section 401(a)(17) as in effect for such Plan Year ($230,000 for the 2008 Plan Year).

ARTICLE IV - TERM OF PLAN

The Plan shall continue in effect as of the Restatement Effective Date, and shall continue until all obligations of the Company pursuant to the Plan have been paid, unless sooner terminated at the discretion of the Company.

ARTICLE V - VESTING

A Participant’s interest in his or her Plan Deferral Account shall, except as may be otherwise specified by the Committee, be fully vested at all times.

ARTICLE VI - BENEFIT ENTITLEMENT

6.1 Benefits. Except as otherwise provided under the Plan, a Participant’s benefit under the Plan shall be the amount of such Participant’s Plan Deferral Account.

6.2 Grandfathered Benefits and Benefits Attributable to Periods of Service Prior to 2008. Notwithstanding anything to the contrary in the Plan, all Grandfathered Benefits and all benefits attributable to periods of service prior to 2008 (including amounts treated under the Plan as earnings with respect to such benefits) shall be distributed, to the extent not previously distributed, to the Participant (or to the Participant’s Designated Beneficiary, as the case may be) in the form of a lump-sum payment as soon as practicable following the Participant’s termination of employment with the Company for any reason; provided, however, that to the extent any such distribution is subject to Code Section 409A and would violate Code Section 409A(a)(2)(B) if distributed less than six months following the Participant’s separation from service, such benefit shall be distributed as soon as practicable following the six month anniversary of the Participant’s separation from service.

6.3 No Early Payment of Benefits. In no event shall a Participant be permitted to receive an early or unscheduled distribution of benefits under the Plan

6.4 Hardship.

(a) A Participant may petition the Sole Member of the Company for a distribution of all or a portion of his or her vested Plan Deferral Account (without reduction as set forth in Section 6.3 above) on account of an unforeseeable emergency. If the Board of Directors of the Company determines that there is such an unforeseeable emergency, and that there are insufficient resources available from other sources to pay the expenses associated with such unforeseeable emergency, the Participant shall receive a payment in an amount not to exceed the lesser of the Participant’s Plan Deferral Account or the amount required to meet the financial needs arising from the unforeseeable emergency (increased to take into account any tax liability on such benefit payment and decreased to take into account amounts available from other sources, including reimbursement through insurance or otherwise, the liquidation of other assets of the Participant to the extent such liquidation does not cause severe financial hardship, or by cessation of deferrals under the Plan). For purposes of this Section 6.4, an unforeseeable emergency is any severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of property of the Participant due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(b) Notwithstanding the foregoing, this Section 6.4 shall only be applicable with respect to benefits under the Plan that are not Grandfathered Benefits to the extent consistent with the requirements of Code Section 409A(a)(2)(B)(ii) and Treasury Regulation Section 1.409A-3(i)(3) (relating to what constitutes an “unforeseeable emergency” and the extent to which distributions are permitted to be made in such circumstances).

6.5 Grandfathered SERP Benefits. Payment of Grandfathered Benefits that are Grandfathered SERP Benefits shall be subject exclusively to the terms of Exhibit A, attached hereto; provided, however, that the distribution of Grandfathered SERP Benefits that have not been distributed prior to the Participant’s termination of employment shall be distributed consistent with Section 6.2, above.

6.6 Death Benefits. The Designated Beneficiary of a Participant shall be entitled to a benefit equal to such Participant’s Plan Deferral Account, which shall be payable in all instances in the form of a single, lump-sum distribution as soon as practicable following the death of the Participant.

6.7 Benefits Attributable to Periods of Service After 2007. Benefits that are attributable to periods of service after 2007 shall be distributed in all cases pursuant to the following rules:

(a) Except as otherwise expressly set forth herein, a Participant’s Plan Deferral Account, to the extent vested, shall be distributed, following the Participant’s termination of employment, in a series of five substantially equal annual installments.

(b) The first installment shall be determined by dividing the Plan Deferral Account by five; the second installment shall be determined by dividing the Plan Deferral Account by four, and so on, so that the entire remaining balance in the Participant’s Plan Deferral Account shall be distributed in the fifth annual installment.

(c) Commencement of distribution is to be as soon as practicable following the Participant’s termination of employment; provided, however, that if the Company is publicly traded and the Participant is a “specified employee” as of his or her termination of employment, the initial installment shall not be distributed until the date that is six months following the date of such Participants termination of employment. For these purposes, the term “specified employee” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(i).

ARTICLE VII - PLAN DEFERRAL ACCOUNTS AND GAIN OR LOSS ADJUSTMENT

This Article VII is applicable only for purposes of determining adjustments to be made to Plan Deferral Accounts described in Item 1 of the Schedule of Participation. All other adjustments to Plan Deferral Account balances shall be made in accordance with the other provisions of the Schedule of Participation.

7.1 Deferred Compensation. Each employee who is eligible to participate in the Plan shall have a Plan Deferral Account which shall be credited with such amounts as are provided for under the terms of the Plan, subject to adjustment for gain or loss as set forth below. The amounts deferred for each Participant shall be determined at the sole discretion of the Committee. The Committee may, at its discretion, set out the amount or a formula to determine the amount to be credited to each Participant’s Plan Deferral Account on the Schedule of Participation, which Schedule may be amended or modified by the Committee at its discretion and which provisions need not be applied uniformly to all Participants.

7.2 Gain or Loss Adjustment. Each Participant’s Plan Deferral Account shall be adjusted at the end of each Plan Year (or on the date of distribution) (either such date being referred to herein as the “Valuation Date”) to take into account the Gain or Loss Adjustment for such period applicable to such account. Unless otherwise provided by the Committee, at its discretion, the Gain or Loss Adjustment applicable to a Participant’s Plan Deferral Account shall be determined as follows:

(a) Each Participant shall be permitted to specify an investment or investments from among Permissible Investments which shall be the basis for determining the Gain or Loss Adjustment applicable to such Participant’s Plan Deferral Account in accordance with such rules as may be established by the Committee. The Participant shall be permitted to change such specifications at such times as the Committee may specify in its rules.

(b) On each Valuation Date, each Participant’s Plan Deferral Account shall be adjusted to reflect the gain or loss that would have been recognized if an amount equal to the Participant’s Plan Deferral Account balance as of the prior Valuation Date, along with any additional amounts added to the Participant’s Plan Deferral Account on account of additional amounts deferred under the terms of the Plan during the period prior to the Valuation Date (but subsequent to any prior Valuation Date), had been invested in accordance with the investment specifications of the Participant. For purposes of the determination of the Gain or Loss Adjustment, such adjustment shall be calculated by taking into account any brokerage fees or other transactional costs that would have been incurred in actually carrying out the investment specifications of the Participant, whether or not such costs were actually incurred by the Company.

(c) For purposes of calculating the Gain or Loss Adjustment applicable to a Participant’s Plan Deferral Account, the balance in such Plan Deferral Account at the beginning of the Plan Year shall be treated as having been invested for the full Plan Year or until the Participant is paid a benefit equal to his or her Plan Deferral Account balance in accordance with the provisions of the Plan, if sooner, while the amounts deferred under the Plan shall be treated as having been invested as of such date or dates as the deferral is deemed to constitute an addition to the Participant’s Plan Deferral Account, as the Committee determines.

(d) Notwithstanding anything to the contrary contained herein, including those provisions giving a Participant the right of designating investments from among Permissible Investments for the purposes of determining the benefit paid under the Plan, the Company reserves the right to invest its assets, including any assets that may have been set aside for the purpose of funding the benefits to be provided under the Plan, at its own discretion, and such assets shall remain the property of the Company, or may be held in a Rabbi Trust, as the case may be, subject to the claims of the general creditors of the Company, and no Participant shall have any right to any portion of such assets other than as an unsecured general creditor of the Company.

(e) Notwithstanding the methodology for making a Gain or Loss Adjustment described above in this Section 7.2, the Plan Deferral Accounts of all Participants, with respect to all amounts credited on the basis of service during the 2008 Plan Year and thereafter shall be credited monthly with earnings based on the Prime Rate. For these purposes, the term “Prime Rate” shall mean the interest rate published from time to time in the Wall Street Journal as the prime rate, or such other similar interest rate as may be determined to be applicable by the Committee from time to time.

ARTICLE VIII - FUNDING OF LIABILITIES

The Plan is intended to be an unfunded, non-qualified plan maintained by the Company for the purpose of providing deferred compensation for a select group of management and highly compensated employees. Benefits under the Plan may, however, be provided through a Rabbi Trust. A contribution to such trust in any year shall not create any obligation of the Company to make contributions to such trust thereafter. The Plan shall be administered and construed so as to effectuate this intent. Any liability of the Company to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Company. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specified property of the Company. To the extent any benefits payable under the Plan are paid through a Rabbi Trust, the Company’s contractual obligations, if any, shall be reduced accordingly.

ARTICLE IX - COMMITTEE

9.1 Quorum. A majority of the members of the Committee shall constitute a quorum for any meeting held with respect to the Plan, and the acts of a majority of the members present at any meeting at which a quorum is present, or the acts unanimously approved in writing by all members of the Committee, shall be valid acts of the Committee. No member of the Committee may act or vote with respect to a decision of the Committee specifically relating to his or her benefits, if any, under the Plan. The Committee may be made up of a single individual at the discretion of the Company.

9.2 Powers. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

(a) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(b) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

(c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The acts and determinations of the Committee, including determinations with respect to claims of a Participant or Designated Beneficiary made in accordance with Section 11.8 hereof, shall be final and conclusive.

9.3 Indemnity. No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.

9.4 Compensation and Expenses. Members of the Committee who are employees of the Company shall receive no compensation for their services rendered as members of the Committee. Any other members of the Committee who are not employees of the Company shall receive such reasonable compensation for their services as may be authorized from time to time by the Company and, except as otherwise provided by this Section, members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any such compensation and expenses, as well as extraordinary expenses authorized by the Company, shall be paid by the Company.

9.5 Participant Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information may include, but shall not be limited to, the names of all Participants, the date each became a Participant, his or her Compensation and date of birth, employment, termination of employment, retirement or death. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

9.6 Inspection of Documents. The Committee shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and Designated Beneficiary under the Plan.

ARTICLE X - EFFECTIVE DATE, TERMINATION AND AMENDMENT

10.1 Effective Date of Participation in Plan. Participants already participating in the Plan prior to the Restatement Effective Date, shall continue to participate in the Plan on the Restatement Effective Date. Additional Participants shall participate as provided for in the Scheduled of Participation, as such may be amended from time to time by the Sole Member, at its sole discretion.

10.2 Amendment and Termination of the Plan. This Plan may be terminated or revoked by the Company, by action of the Sole Member, at any time and amended by the Company, by action of the Sole Member, from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the Plan Deferral Account or benefit payable to a Participant calculated as of the time of such termination or amendment.

ARTICLE XI - MISCELLANEOUS PROVISIONS

11.1 Anti-alienation. No benefit payable under the Plan shall be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance except by the Company; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, attach or encumber such benefit, except by the Company, shall be void.

11.2 Unsecured Creditor Status. Any Participant who may have or claim any interest in or right to any compensation, payment, or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future. Any insurance policy or other assets acquired by the Company to fund, in whole or in part, the Company’s liabilities under the Plan shall not be deemed to be held as security for the performance of the obligations of the Company hereunder but shall be, and remain, a general asset of the Company subject to the claims of its creditors.

11.3 Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all employee benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

11.4 Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

11.5 Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

11.6 Incapacity. If the Committee determines that a Participant or Designated Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Designated Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant or Designated Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

11.7 Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

11.8 Claims. If, pursuant to the provisions of the Plan, the Committee denies the claim of a Participant or Designated Beneficiary for benefits under the Plan, the Committee shall provide written notice, within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

(a) the specific reasons for such denial;

(b) the specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

(d) an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.

A Participant or Designated Beneficiary whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon after the sixty-day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

11.9 Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

11.10 Intent to Comply with Code Section 409A. The Plan, as herein amended and restated, is intended to comply with Code Section 409A and applicable Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements so as to avoid the imposition of tax on participants under Code

Section 409A(a), and shall in all instances be interpreted in a manner consistent with such intent. The provisions of the Plan that relate to Code Section 409A are intended to be applicable only to benefits under the Plan that are attributable to deferrals that are made or that become vested on or after January 1, 2005, and no material modification to the Plan is intended to have been made with respect to deferrals made and vested prior to January 1, 2005 for the express purpose of preserving the status of such benefits as grandfathered, or otherwise exempt from the applicability of Code Section 409A.